UNITY WIRELESS CORPORATION

  Pro Forma Consolidated Balance Sheet

  (Expressed in United States dollars)

  Six Months Ended June 30, 2006

	Unity Wireless and Avantry	Celerica	Pre-adjusted Pro Forma Total	Adjustment (Note 3)	Adjusted Pro Forma Total
Assets
Current Assets
Cash and cash equivalents	$ 558,950	$ 222,000	$ 780,950		$ 780,950
Trade and other account receivable, net	2,150,423	521,000	2,671,423		2,671,423
Inventory	1,449,647	1,464,000	2,913,647		2,913,647
Prepaid expenses and deposits	154,131	-	154,131	(18,483)	135,648
	4,313,151	2,207,000	6,520,151	(18,483)	6,501,668
Deposits	68,750	22,000	90,750		90,750
Amount funded for employees rights upon retirement	446,000	88,000	534,000		534,000
Equipment, net	1,901,457	489,000	2,390,457		2,390,457
Intangibles and Goodwill	3,392,764	-	3,392,764	1,036,483	4,429,247

Total Assets	$ 10,122,122	$ 2,806,000	$ 12,928,122	$ 1,018,000	$ 13,946,122

UNITY WIRELESS CORPORATION

  Pro Forma Consolidated Balance Sheet

  (Expressed in United States dollars)

  Six Months Ended June 30, 2006

	Unity Wireless	Celerica	Pre-adjusted Pro Forma Total	Adjustment (Note 3)	Adjusted Pro Forma Total
Liabilities and Shareholders' Equity (Deficiency)
Liabilities
Current Liabilities
Bank Loan	$ 900,000	$ 249,000	$ 1,149,000		$ 1,149,000
Accounts payable and accrued liabilities	5,427,375	703,000	6,130,375		6,130,375
Obligation under capital lease	374,834	-	374,834		374,834
Convertible debenture	1,805,051	-	1,805,051		1,805,051
Product warranty	146,795	-	146,795		146,795
	8,654,055	952,000	9,606,055	-	9,606,055

Employee's right upon retirement	499,000	72,000	571,000		571,000
Obligation under capital lease	260,429	-	260,429		260,429
Convertible debenture	3,078,804	-	3,078,804		3,078,804
Total Liabilities	12,492,288	1,024,000	13,516,288	-	13,516,288
Stockholders' Equity
Preferred stock	-	-	-	2,800,000	2,800,000
Common stock	93,216	30,786,000	30,879,216	(30,786,000)	93,216
Additional Paid in Capital	28,620,137	-	28,620,137		28,620,137
Accumulated deficit	(31,014,695)	(29,004,000)	(60,018,695)	29,004,000	(31,014,695)
Accumulated other comprehensive income:					-
Cumulative translation adjustments	(68,824)	-	(68,824)		(68,824)
Total Shareholders' Equity	(2,370,166)	1,782,000	(588,166)	1,018,000	429,834
Total Liabilities and Shareholders' Equity	$ 10,122,122	$ 2,806,000	$ 12,928,122	$ 1,018,000	$ 13,946,122

UNITY WIRELESS CORPORATION

  Pro Forma Consolidated Statement of Operations

  (Expressed in United States dollars)

Six Months Ended June 30, 2006

	Unity Wireless	Avantry	Celerica	Pro Forma Total
Net sales	$ 3,080,895	$ 735,553	$ 607,000	$ 4,423,448
Cost of goods sold	(2,435,541)	(706,961)	(442,000)	(3,584,502)

	645,354	28,592	165,000	838,946

Expenses:
Research and development	858,109	321,971	734,846	1,914,926
Royalty payments	46,213	-	-	46,213
Sales and marketing	443,384	159,410	259,222	862,016
Depreciation and amortization	126,767	228,401	116,000	471,168
Exchange loss / (gain)	49,526	-	-	49,526
Interest expenses, excluding accretion of interest and loss on debt settlement	196,018	316,128	(11,000)	501,146
General and administrative	873,105	202,385	218,932	1,294,422

	2,593,122	1,228,295	1,318,000	5,139,417

Operating loss for the period	(1,947,768)	(1,199,703)	(1,153,000)	(4,300,471)

Accretion of interest	(1,715,900)	-	-	(1,715,900)
Other expense	-	(220,128)	-	(220,128)

Loss for the period	(3,663,668)	(1,419,831)	(1,153,000)	(6,236,499)

Basic and diluted loss per common share				(0.07)

See accompanying notes

UNITY WIRELESS CORPORATION

  Pro Forma Consolidated Statement of Operations

  (Expressed in United States dollars)

Year Ended December 31, 2005

	Unity	Avantry	Celerica	Pro Forma Total
Net sales	$ 4,905,579	$ 9,482,000	$ 2,252,000	$ 16,639,579
Cost of goods sold	(3,792,999)	(6,437,000)	(1,680,000)	(11,909,999)

	1,112,580	3,045,000	572,000	4,729,580

Expenses:
Research and development	2,631,598	2,465,000	4,919,000	10,015,598
Government grants	(98,622)	-	-	(98,622)
Royalty payments	73,584	(1,206,000)	(759,000)	(1,891,416)
Sales and marketing	615,953	932,000	1,216,000	2,763,953
Depreciation and amortization	266,267	1,840,000	208,000	2,314,267
Exchange loss / (gain)	103,681	-	-	103,681
Interest expenses, excluding accretion of interest and loss on debt settlement	276,993	665,000	44,000	985,993
General and administrative	1,805,067	830,000	1,037,000	3,672,067

	5,674,521	5,526,000	6,665,000	17,865,521

Operating loss for the year	(4,561,941)	(2,481,000)	(6,093,000)	(13,135,941)

Accretion of interest	(888,467)	-	-	(888,467)

Loss for the year	(5,450,408)	(2,481,000)	(6,093,000)	(14,024,408)

Basic and diluted loss per common share				(0.16)

See accompanying notes

UNITY WIRELESS CORPORATION

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States dollars)

1.

Basis of presentation:

The unaudited pro forma consolidated financial statements are presented to give effect to the acquisitions of Avantry Ltd. (“Avantry”) and Celerica Inc. (“Celerica”).

The unaudited pro forma consolidated balance sheet combines the balance sheets of Unity and Avantry, which has already been consolidated and presented in the Form 10QSB for the period ended June 30, 2006, filed by the Corporation on August 14, 2006, and Celerica as at June 30, 2006.

The unaudited pro forma consolidated statements of operations combine the results of operations of Unity, Avantry and Celerica for the fiscal year ended December 31, 2005 and for the six months ended June 30, 2006, giving effect to the acquisitions of Avantry and Celerica as if they occurred on January 1, 2005.  The unaudited pro forma consolidated statements of operations are for illustrative purposes only, are hypothetical in nature and are not necessarily indicative of the combined results of operations which might have existed for the previous periods indicated or the results of operations that will be for any future periods.

The unaudited proforma consolidated financial statements are prepared based upon available information and certain assumptions, including the preliminary purchase price allocations. As a result, the final allocations in relation to the acquisitions of both Avantry and Celerica may and likely will differ from the proforma results.

The unaudited pro forma consolidated financial statements have been prepared by management using the accounting principles disclosed in Unity’s Form 10QSB for the period ended June 30, 2006 and the Form 10KSB for the fiscal year ended December 31, 2005.  In the opinion of management, the unaudited pro forma consolidated financial statements include all the necessary adjustments, and should be read in conjunction with the historical consolidated financial statements, including the related notes, of Unity, Avantry, and Celerica.

2.

Acquisition of Avantry Ltd.

Effective February 15, 2006, the Company entered into a merger agreement (the “Avantry Agreement”) with Avantry Ltd., an Israeli corporation, for the merger of Avantry into Unity Wireless Microwave Systems Ltd., a newly formed Israeli corporation that is wholly owned by Unity Wireless Corp. (“Unity”).  On June 8, 2006, the Company completed the merger pursuant to the terms of a merger agreement.  The acquisition of Avantry was accounted for as a purchase business combination and the preliminary purchase price allocation was disclosed in the Form 10QSB for the period ended June 30, 2006

3.

Acquisition of Celerica Ltd.

Effective May 15, 2006, the Company entered into a merger agreement (the “Celerica Agreement”) with Celerica Inc., an Israeli corporation. On July 3, 2006, the Company completed the merger pursuant to the terms of a merger agreement.  The acquisition of Celerica will be accounted for as a purchase business combination.

Under the term of the Celerica Agreement, the Company acquired the net assets of Celerica in exchange for 20,000 shares of Series A convertible non-redeemable preferred shares. Each share of the Series A preferred stock will automatically convert into 1,000 shares of common stock. The Series A preferred stock has a preference on liquidation of $0.16 per share on an as converted basis. The preferred shares have been initially valued at a fair value of $2,800,000 based on multiplying the stock price as of the date of the agreement by the number of common stock that the preferred stock is convertible into.  As an increase in authorized share capital is required in order to enable the common stock conversion the method of calculating the purchase price may change if the increase in authorized shares is not approved at the Company’s next Annual General Meeting.

The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the fair value of the assets acquired and liabilities assumed at the date of acquisition.

.

Cash	$ 222,000
Working capital (other than cash)	1,033,000
Fixed assets	489,000
Goodwill and intangibles	1,036,483
Other assets	110,000
Other liabilities	(72,000)

Total fair value acquired	$ 2,818,483

Consideration:
Fair Value of Preferred Shares Issued	$ 2,800,000
Acquisition costs	18,483
$ 2,818,483